Exhibit 10.1

LANDAUER

August 25, 2015

Michael Kaminski

[Address]

Dear Michael:

This letter is intended to memorialize our recent discussions regarding changes to your compensation in connection with your upcoming promotion to President and Chief Executive Officer of Landauer, Inc. (“Landauer”), reporting to the Board of Directors of Landauer (the “Board”).

You will become President and Chief Executive Officer of Landauer effective October 1, 2015.  Your compensation will remain at its current levels through September 30, 2015.

The following summarizes the terms and conditions of your compensation, effective October 1, 2015:

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Annual Cash Compensation.  Your annual base salary will be increased to $525,000, paid bi-weekly at a rate of $20,192.31.  You will have the opportunity to earn an annual bonus with a target incentive bonus opportunity of 50% of base salary. The performance measures applicable to your bonus and the certification of whether these measures have been satisfied will be undertaken by the Compensation Committee of the Board.  Your bonus, if any, will be paid in December following the end of the applicable fiscal year.

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Annual Long-Term Incentive Award.  You will be eligible to receive long-term incentive awards in the form of performance-based restricted stock under Landauer’s Long-Term Incentive program. Your target long term incentive opportunity will be 130% of base salary.

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Benefits, Vacation & Non-Qualified Excess Plan.  You will continue to be eligible to participate in Landauer’s employee benefit plans and programs, including the Landauer, Inc. Non-Qualified Excess Plan, the Landauer, Inc. Executive Severance Plan and the Landauer, Inc. Executive Special Severance Plan, subject to the terms of such plans and programs as they may be amended from time to time.  Landauer will contribute to the Non-Qualified Excess Plan 7.5% of the salary paid to you during your employment through the end of each fiscal year.  You will be entitled to four (4) weeks of paid vacation annually, subject to the terms of Landauer’s vacation policy.

Your signature below indicates your acceptance of this position with Landauer.  The executed document may be returned via PDF file (email) or faxed to Kathy Bober, Director of Human Resources at [___].  Should you have any questions, please do not hesitate to call me at [___] during the day or on my cell at [___].

Sincerely,

/s/ Bill Dempsey

Bill Dempsey

Chair of the Compensation Committee of the Board

Accepted:/s/ Michael KaminskiDated: August 25, 2015

Michael Kaminski

Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586   Telephone: (708) 755-7000   Facsimile: (708) 755-7011